                                                       ENDORSED
                                                         FILED

                                         In the office of the Secretary of State
                                               of the State of California
                                                        MAY 7 1996

                                                      /s/ Bill Jones
                                              BILL JONES, Secretary of State

                     RESTATED ARTICLES OF INCORPORATION
                                    OF
                             RETROSPETTIVA, INC.
                         A CALIFORNIA CORPORATION

    Borivoje Vukadinovic and Michael D. Silberman certify that:

     A. They are the President and Secretary, respectively, of RETROSPETTIVA, INC., a California corporation.

     B. The Articles of Incorporation of this corporation are amended and restated to read as follows:

                          "ARTICLES OF INCORPORATION
                                      OF
                             RETROSPETTIVA, INC.


                                  ARTICLE I

                                    Name

      The name of the corporation is:  RETROSPETTIVA, INC.

                                 ARTICLE II

                                  Purpose

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporation Code.

                                  ARTICLE III

                                 Capital Stock

          1. AUTHORIZED SHARES OF COMMON STOCK. The aggregate number of common shares which the corporation shall have authority to issue is 15,000,000 shares of Common Stock. The shares of this class of Common Stock shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the California Corporation Code.

          2. DENIAL OF PREEMPTIVE RIGHTS. Preemptive rights to purchase additional shares of stock are denied.

          3. AUTHORIZED SHARES OF PREFERRED STOCK. The corporation shall have the authority to issue 1,000,000 shares of Preferred Stock, which may be issued in one or more series at the discretion of the board of directors. In establishing a series, the board of directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the California Corporation Code.

               (1) DIVIDENDS. Dividends in cash, property or shares shall be paid upon the Preferred Stock for any year on a cumulative or noncumulative basis as determined by a resolution of the board of directors prior to the issuance of such Preferred Stock, to the extent earned surplus for each such year is available, in an amount as determined by a resolution of the board of directors. Such Preferred Stock dividends shall be paid pro rata to holders of Preferred Stock as determined by a resolution of the board of directors prior to the issuance of such Preferred Stock. No other dividend shall be paid on the Preferred Stock.

               Dividends in cash, property or shares of the corporation may be paid upon the Common Stock, as and when declared by the board of directors, out of funds of the corporation to the extent and in the manner permitted by law, except that no Common Stock dividend shall be paid for any year unless the holders of Preferred Stock, if any, shall receive the maximum allowable Preferred Stock dividend for such year.

      (2) DISTRIBUTION IN LIQUIDATION. Upon any liquidation, dissolution or winding up of the corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the corporation shall be distributed, either in cash or in kind, first pro rata to the holders of the Preferred Stock until an amount to be determined by a resolution of the board of directors prior to issuance of such Preferred Stock has been distributed per share, and, then, the remainder pro rata to the holders of the Common Stock.

       (3) REDEMPTION. The Preferred Stock may be redeemed in whole or in part as determined by a resolution of the board of directors prior to the issuance of such Preferred Stock, upon prior notice to the holders of record of the Preferred Stock, published, mailed and given in such manner and form and on such other terms and conditions as may be prescribed by the Bylaws or by resolution of the board of directors, by payment in cash or Common Stock for each share of the Preferred Stock to be redeemed, as determined by a resolution of the board of directors prior to the issuance of such Preferred Stock. Common Stock used to redeem Preferred Stock shall be valued as determined by a resolution of the board of directors prior to the issuance of such Preferred Stock. Any rights to or arising from fractional shares shall be treated as rights to or arising from one share. No such purchase or retirement shall be made if the capital of the corporation would be impaired thereby.



                                   ARTICLE IV

                        Limitation on Director Liability

     The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.


                                   ARTICLE V

                           Indemnification of Agents

     The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.


       C. The foregoing amendment and restatement was approved by the required vote of the shareholders of the corporation in accordance with Section 902 of the California Corporations Code; the total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment and restatement was ten thousand (10,000) shares; and the number of shares of each class voting in favor of the foregoing amendment and restatement equalled or exceeded the vote required, such required vote being a majority of the outstanding shares.

     D. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

    Dated: April 21, 1996

                                    /s/ Borivoje Vukadinovic
                                   ---------------------------------
                                   Borivoje Vukadinovic, President



                                    /s/ Michael D. Silberman
                                   ---------------------------------
                                   Michael D. Silberman, Secretary

                                     [SEAL]

                               SECRETARY OF STATE



                             CORPORATION DIVISION

              I, BILL JONES, Secretary of State of the State of California, hereby certify:

              That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.

                                  IN WITNESS WHEREOF, I execute
                                  this certificate and affix the Great
                                  Seal of the State of California this

                                              MAY 10 1996
                                      -----------------------------



                                                 /s/ Bill Jones


         [SEAL]
                                                Secretary of State